INDEPENDENT AUDITORS' CONSENT

We hereby consent to the incorporation by reference in the Statement of Additional Information of the post-effective amendment filed on or about April 30, 2001 to the Registration Statement (No. 2-70207) being filed under the Securities Act of 1933 and the Investment Company Act of 1940 on Form N-1A by Gintel Fund of our report dated January 19, 2001 relating to our audit of the statement of net assets of Gintel Fund as of December 31, 2000, the related statement of operations for the year then ended, changes in net assets for each of the years in the two-year period then ended, and the condensed financial information for each of the years in the five-year period then ended, and the condensed financial information for each of the periods indicated appearing in the Prospectus; we also consent to the reference to our Firm under the captions "Financial Highlights" in the Prospectus and "Shareholder Reports" and "Counsel and Auditors" in the Statement of Additional Information.

/s/ Richard A. Eisner & Company, LLP
New York, New York
April 26, 2001